Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Registration Statement

(Form Type)

TWIN DISC, INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, No Par Value	457(c) and 457(h)	921,550	(2)	$11.64	$10,726,842	(3)	0.00015310	$1,642.28
Total Offering Amount						$10,726,842			$1,642.28
Total Fee Offsets									—
Net Fee Due									$1,642.28

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Twin Disc, Incorporated (the “Registrant”) common stock, no par value (“Common Stock”), that may become issuable by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)

Represents shares of Common Stock authorized for issuance under the Twin Disc, Incorporated Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”). This Registration Statement does not include 715,000 shares of Common Stock authorized for issuance under the Plan that were previously registered by the Registrant.

(3)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Stock Market LLC on October 29, 2024.